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                                                                      EXHIBIT 23


                       CONSENT OF INDEPENDENT ACCOUNTANTS


          We hereby consent to the incorporation by reference in this Current Report on Form 8-K and in the Prospectus constituting part of the Registration Statements on Form S-8 (No. 33-42223), Form S-8 (No. 33-42224), Form S-8
(No. 33-05219), Form S-3 (No. 33-10148), Form S-3 (No. 33-24117), Form S-3
(No.33-75868) and Form S-8 (No. 33-60795) of North American Biologicals, Inc. of our report dated February 10, 1995 appearing on page F-20 of its Registration Statement on Form S-4 (No. 33-63497) dated October 18, 1995 relating to the financial statements of Univax Biologics, Inc. as of December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994.


/s/ Price Waterhouse LLP
Price Waterhouse LLP
Washington, D.C.
October 17, 1995